Exhibit (c)(6)

Project Apple Project Update 9 February 2016 Project Apple Discussion Materials 160202 v1.pptx\27 JAN 2016\3:51 PM\1 Morgan Stanley

Confidential Overview of Non-Binding Summary of Terms Terms as of 2/7/2015 Project Apple 2 Purchase Price 87.75% of book value ~$14.99 per share / $476MM total (based on 9/30/15 book value of $17.08 per share) 47% market premium (1) Assumption of $172.5MM 8.0% preferred stock If closing does not occur within 45 days after the Determination Date, an amount equal to 3% on an annualized basis of book value accrues daily Consideration ~13.0 million shares valued at 1.0x book value on the business day prior to the signing date (2) , with balance paid in cash ~45% stock / ~55% cash (1) Determination Date Book value determined at month end using quarter end procedures and thereafter adjusted through the date of filing of the definitive proxy statement/registration statement using Bank of America daily pricing service No dividend declared or paid post the Determination date; except Payment of regular quarterly dividends declared prior to the Determination Date, provided that Book Value on the Determination Date was calculated after giving effect to such dividend A special dividend reasonably believed by the Company s board of directors to be necessary to maintain the Company s REIT status, provided that the amount of such special dividend would reduce the cash portion of the consideration dollar for dollar Financing No financing contingency Risk Mitigation Mutual consideration of variety of strategies to limit volatility between Determination Date and closing date Amy Repo Agreements Mutually agree on strategy to consolidate counterparties, arrange for payoffs and terminations coordinated with closing date Structure [Reverse triangular merger followed by forward merger] (3) Go-shop 35 days Company will be permitted to solicit alternative acquisition proposals which can close after the end of the go-shop period Approvals Parties to confirm no HSR filing required Majority of Amy common stockholders (not including Manager and other Apollo-affiliated shareholders) No vote of Amy Preferred Stockholders required Not subject to vote by Arielle common shareholders Break-up Fees 1.5% of Purchase Price during go-shop period 2.5% of Purchase Price after go-shop period Termination Date 6 months after signing 2 month extension if only reason closing conditions have not been satisfied is the pendency of an injunction preventing the closing Note 1. Based on the closing price of Amy stock as of 2/08/16. Cash / stock mix based on Q4 Arielle book value of $16.35 per share 2. Methodology of determining Arielle book value to be agreed 3. Transaction structure to be further discussed between the parties Morgan Stanley

Confidential Market Performance 3 Project Apple 8.54 10.25 11.96 13.66 15.37 17.08 0.50x 0.60x 0.70x 0.80x 0.90x 1.00x 12/1/2015 12/16/2015 1/4/2016 1/20/2016 2/8/2016 Amy Price / Book Value Amy Share Price Amy Trading Values Since 12/01/15 P/BV (x) (1) Share Price ($) Source SNL Financial Notes 1. Using 9/3015 book value 2. Peers include hybrid mortgage REITs between $250MM and $1Bn market capitalization 0.60x $10.21 0.75x $12.89 13.21 14.47 15.73 16.99 18.25 19.51 0.80x 0.90x 1.00x 1.10x 1.20x 12/1/2015 12/16/2015 1/4/2016 1/20/2016 2/8/2016 Arielle Price / Book Value Arielle Share Price Arielle Trading Values Since 12/01/15 P/BV (x) (1) Share Price ($) 1.12x 1.01x 0.95x 0.89x 0.81x 0.69x 0.66x 0.59x 0.50x 0.40x 0.60x 0.80x 1.00x 1.20x 1.40x STAR RAS STWD Arielle BXMT CLNY ABR ACRE RSO NRF Arielle Price / Book Value vs Peers As of 2/08/2016 P/BV(x) 0.75x 0.72x 0.71x 0.70x 0.67x 0.62x 0.60x 0.50x 0.58x 0.65x 0.73x 0.80x WMC EFC DX NYMT MTGE MITT Amy Amy Price / Book Value vs Peers(1)(2) As of 2/08/2016 P/BV(x) Source SNL Financial 0.95x $15.61 1.08x $17.51 Source SNL Financial Source SNL Financial 2.06x 1.0x Deal P/BV Multiple 0.8775x Indicative Purchase Price Morgan Stanley

Confidential

Project Apple

Process Timeline

February - 2016						
Sun	Mon	Tue	Wed	Thu	Fri	Sat
	1	2	3	4	5	6
7	8	9	10	11	12	13
14	15	16	17	18	19	20
21	22	23	24	25	26	27
28	29					

March - 2016						
Sun	Mon	Tue	Wed	Thu	Fri	Sat
		1	2	3	4	5
6	7	8	9	10	11	12
13	14	15	16	17	18	19
20	21	22	23	24	25	26
27	28	29	30	31		

April - 2016						
Sun	Mon	Tue	Wed	Thu	Fri	Sat
					1	2
3	4	5	6	7	8	9
10	11	12	13	14	15	16
17	18	19	20	21	22	23
24	25	26	27	28	29	30

May - 2016						
Sun	Mon	Tue	Wed	Thu	Fri	Sat
1	2	3	4	5	6	7
8	9	10	11	12	13	14
15	16	17	18	19	20	21
22	23	24	25	26	27	28
29	30	31				

June - 2016						
Sun	Mon	Tue	Wed	Thu	Fri	Sat
			1	2	3	4
5	6	7	8	9	10	11
12	13	14	15	16	17	18
19	20	21	22	23	24	25
26	27	28	29	30		

National Holiday

Key Dates and Events

- **2/7**: Agreement on key terms, begin confirmatory diligence and definitive documentation
- **2/9**: Arielle earnings announcement (after close, conference call following morning)
- **2/10**: Amy receives initial merger agreement draft
  - **2/11 – 2/14**: Amy advisors prepare key issues list, discuss with Amy committee and prepare revised mark-up
- **2/15**: Arielle receives detailed mark-up of merger agreement along with key issues list
  - **2/15 – 2/22**: Amy and Arielle continue negotiating definitive documents
- **2/16**: Amy earnings announcement (Conference call following morning)
- **2/23**: Definitive agreement finalized
- **2/24**: Arielle Board meeting and target signing date
- **2/25**: Announcement and Arielle conference call
- **2/25**: "Go-shop" begins, lasts 35 days
- **3/7**: First draft of proxy circulated
  - **3/7 – 4/1**: Proxy drafting continues
- **3/17**: Amy regular Board of Directors meeting
- **4/1**: "Go-shop" ends
- **4/1**: Preliminary registration statement/proxy is filed with SEC
- **4/26**: Arielle regular Board of Directors meeting
- **5/1/ - 5/16**: Respond to SEC comments
- **5/20**: Determination date of book value using 3/31 quarter-end, with roll forward procedure to 5/20
- **5/24**: Final registration statement / proxy filed with Amy (per-share consideration locked); registration statement / proxy solicitation begins
- **6/16**: Amy regular Board of Directors meeting
- **6/27**: Shareholder vote
- **6/30**: Transaction closing

Morgan Stanley

4

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